As filed with the United States Securities and Exchange Commission on May 1, 2026.

Registration No. 333-286701

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION
STATEMENT NO. 333-286701

UNDER THE SECURITIES ACT OF 1933

LINKBANCORP, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	82-5130531
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Camp Hill Bypass, Suite 202 Camp Hill, Pennsylvania 17011
(Address of principal executive offices)

Roy E. Halyama

Chief Financial Officer

Burke & Herbert Financial Services Corp.

100 S. Fairfax Street

Alexandria, VA 22314

(703) 666-3555 (Name, address, including zip code, and telephone number, including area code, of Agent For Service)

Copies to:

Gregory F. Parisi

Troutman Pepper Locke LLP

401 9th Street, NW, Suite 1000

Washington, DC 20004

Telephone: (202) 274-1933

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-286701) (the “Registration Statement”) previously filed by LINKBANCORP, Inc. (the “Registrant”) with the SEC on April 23, 2025 to register up to $100,000,000 of the securities of the Registrant in one or more offerings in amounts, at prices, and on terms determined at the time of the offering.

Effective May 1, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of December 18, 2025, by and between Burke & Herbert Financial Services Corp., a Virginia corporation (“Burke & Herbert”), and the Registrant, the Registrant merged with and into Burke & Herbert (the “Merger”), with Burke & Herbert continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, Burke & Herbert, as successor in interest to the Registrant, terminates any and all offerings of Registrant’s securities and interests pursuant to the Registration Statement and deregisters any and all securities and interests registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and interests.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to LINKBANCORP, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on this 1st day of May, 2026.

BURKE & HERBERT FINANCIAL SERVICES CORP., a Virginia corporation As successor by merger to LINKBANCORP, Inc., a Pennsylvania corporation (Registrant)

By:	/s/ Roy E. Halyama
Name: Roy E. Halyama
Title: Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.